EXHIBIT 10.13

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement is entered into as of October 3, 2014 (this “Agreement”), by and between MikeKoenigs.com Inc., a Minnesota corporation (the “Seller”), The Pulse Network Inc., a Massachusetts corporation (the “Buyer”), and The Pulse Network, Inc., a Nevada corporation of which the Buyer is a wholly owned subsidiary (“Parent;” Buyer and Parent, together, the “Buyer Parties”). Each party to this Agreement is referred to herein as a “Party,” and they are all referred to collectively as “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller owns a 100% limited liability company membership interest (the “LLC Interests”) in You Everywhere Now, LLC, a California limited liability company (“You Everywhere Now”), and You Everywhere Now owns a 100% limited liability company membership interest in each of (i) Traffic Geyser, LLC, a California limited liability company (“Traffic Geyser”), and (ii) VoiceFollowup, LLC, a California limited liability company (“VoiceFollowup;” collectively with You Everywhere Now and Traffic Geyser, the “Companies”).

WHEREAS, the Seller desires to sell the LLC Interests to the Buyer, and the Buyer desires to purchase the LLC Interests from the Seller, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE I

SALE AND PURCHASE OF LLC INTERESTS

I.1 Incorporation of Recitals; Certain Definitions. The provisions and recitals set forth above are hereby referred to and incorporated herein and made a part of this Agreement by reference. For purposes of this Agreement, (i) “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person, (ii) “Control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person and (iii) “Person” means any person, governmental authority, bank, corporation, limited liability company, partnership or other entity.

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I.2 Sale and Purchase of LLC Interests. Subject to the terms and conditions of this Agreement, at the Closing, the Seller hereby agrees to sell to the Buyer and the Buyer agrees to purchase from the Seller the LLC Interests in exchange for (i) the Closing Purchase Price payable on the Closing Date and (ii) any Earn-Out Payments that become payable hereafter, as follows:

(a) On the Closing Date, Buyer shall deliver to Seller an aggregate purchase price of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Closing Purchase Price”), payable as follows:

(i) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) payable by Buyer to Seller by wire transfer of immediately available funds on the Closing Date (defined in Section I.3 below); and

(ii) A promissory note, in the form attached hereto as Exhibit A (the “Promissory Note”), made by Buyer to Seller in the principal sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000), payable on the earlier to occur of (A) the date that is three (3) years after the Closing Date or (B) the date that any accelerated Earn-Out Payment becomes payable under Section I.2(d).

(b) Earn-Out Payments.

(i) For a period (the “Earn-Out Period”) of three (3) years beginning on the first day of the first calendar month following the Closing Date (the “Earn-Out Start Date”), the Buyer shall pay to the Seller amounts (the “Earn-Out Payments”) (not to exceed in the aggregate an amount equal to $3,600,000 minus the aggregate amounts paid to Michael Koenigs under Section 3(c) of the Koenigs Employment Agreement (as defined in Section V.1(a)) during the Earn-Out Period) equal to thirty percent (30%) of any Net Sales (as defined below) of the Companies in excess of $4,500,000 during the Earn-Out Period.

(ii) For purposes of this Agreement, “Net Sales” shall mean gross sales proceeds less any refunds, returns, cancellations and third-party revenue sharing costs or fees, determined in a manner consistent with the Seller’s historical practices prior to the Closing Date.

(iii) All sales will be calculated on a cumulative and calendar year basis beginning on the Earn-Out Start Date and Earn-Out Payments shall be paid by the Buyer to the Seller within 30 days after the end of each calendar month after the Earn-Out Start Date during the Earn-Out Period (the end of each calendar month after the Start Date during the Earn-Out Period being an “Earn-Out Date”). For example, upon completion of the first month after the Start Date, Earn-Out Payments will be calculated based on $375,000 in Net Sales and paid within 30 days after the end of such month. Upon completion of the first 12 months following the Start Date, a full annual reconciliation will be completed to determine additional Earn-Out Payments, which will be paid within 45 days after the end of such twelfth month, and so on through the Earn-Out Period.

(c) Examples of Earn-Out Payments. For the sake of clarity, Earn-Out Payments under Section I.2(b) would become payable as indicated in the following examples:

(i) If the Companies have Net Sales of $8,000,000 in any year during the Earn-Out Period, the Earn-Out Payment due by the Buyer to the Seller under Section I.2(b) attributable to such net revenues would be equal to (A) $8,000,000 (actual net revenues) less $4,500,000 (base net revenues), which equals $3,500,000, multiplied by (B) 0.30 equals $1,050,000 due from Buyer to Seller.

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(ii) If the Companies have Net Sales of $10,000,000 in any year during the Earn-Out Period, the Earn-Out Payment due by the Buyer to the Seller under Section I.2(b) attributable to such net revenues would be equal to (A) $10,000,000 (actual net revenues) less $4,500,000 (base net revenues), which equals $5,500,000, multiplied by (B) 0.30 equals $1,650,000 due from Buyer to Seller.

(d) Acceleration of Earn-Out Payments.

(i) If a Major Transaction occurs during the Earn-Out Period, then the Buyer (or the purchasing or succeeding entity in such Acquisition) shall pay to the Seller an amount equal to $3,600,000 less the total Earn-Out Payments previously paid to the Seller, within 90 days after the consummation of the Major Transaction. For purposes of this Agreement, “Major Transaction” means (a) the sale or exclusive license of all or substantially all of the Parent’s, the Buyer’s or any of the Companies’ assets to any Person, (b) any Person who on the Closing Date does not own beneficially at least a majority of the voting securities of the Parent hereafter becomes the beneficial owner (whether by way of a sale or transfer of stock, merger, consolidation or otherwise) of at least a majority of the voting securities of the Parent, (or the surviving entity in the event of a merger or consolidation of the Parent), (c) any Person who on the Closing Date does not own beneficially at least a majority of the voting securities of the Buyer or any of the Companies hereafter becomes the beneficial owner (whether by way of a sale or transfer of stock, merger, consolidation or otherwise) of at least a majority of the voting securities of the Buyer or any of the Companies (or the surviving entity in the event of a merger or consolidation of the Buyer or any of the Companies with another Person), or (d) the liquidation or dissolution of, or the filing of a petition in bankruptcy or other debtor relief laws (whether voluntary or involuntary) with respect to, the Parent, the Buyer or any of the Companies.

(ii) If the Parent or the Buyer receives net proceeds of at least $8,000,000 as a result of the issuance or sale of any preferred stock, common stock or other stock or similar securities or any security convertible or exchangeable into or for preferred stock, common stock or other stock or similar securities (“Equity Financing”) during the Earn-Out Period, then the Buyer shall pay to the Seller an amount equal to 50% of the amount by which $3,600,000 exceeds the total Earn-Out Payments previously paid to the Seller, within 90 days of the closing of such financing; provided, that the Buyer may choose to satisfy up to 25% of such amount by way of issuing to the Seller a number of the same class of securities issued to the investors in such financing at the same purchase price such securities were issued to the Buyer’s investors in such financing (a “Stock Issuance”).

(iii) If the Parent or the Buyer receives net proceeds of at least $10,000,000 in Equity Financing during the Earn-Out Period, then the Buyer shall pay to the Seller an amount equal to 75% of the amount by which $3,600,000 exceeds the total Earn-Out Payments previously paid to the Seller, within 90 days of the closing of such financing; provided, that the Buyer may choose to satisfy up to 25% of such amount by way of a Stock Issuance.

(iv) If the Parent or the Buyer receives net proceeds of at least $12,000,000 in Equity Financing during the Earn-Out Period, then the Buyer shall pay to the Seller an amount equal to 100% of the amount by which $3,600,000 exceeds the total Earn-Out Payments previously paid to the Seller, within 90 days of the closing of such financing; provided, that the Buyer may choose to satisfy up to 25% of such amount by way of a Stock Issuance.

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(e) Earn-Out Covenants. During the Earn-Out Period and for so long thereafter as any Earn-Out Payments are in dispute, the following shall apply:

(i) Earn-Out Statements; Dispute Resolution. Within 20 days after each Earn-Out Date, the Buyer shall deliver to the Seller a written statement setting forth in reasonable detail a calculation of the Earn-Out Payment as of such Earn-Out Date (each, an “Earn-Out Statement”). After receipt of each Earn-Out Statement, the Seller shall have 10 days (each an “Earn-Out Review Period”) to review such Earn-Out Statement. During each Earn-Out Review Period, the Seller and its accountants shall have full access to the books and records of the Buyer and the Companies to the extent that they relate to the Earn-Out Statement for the purpose of reviewing the Earn-Out Statement and preparing an Earn-Out Statement of Objections (defined below); provided, that such access shall be in a manner that does not materially interfere with the normal business operations of the Buyer. On or prior to the last day of each Earn-Out Review Period, the Seller may object to the applicable Earn-Out Statement by delivering to the Buyer a written statement setting forth the Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller’s disagreement therewith (the “Earn-Out Statement of Objections”). If the Seller fails to deliver the Earn-Out Statement of Objections before the expiration of the applicable Earn-Out Review Period, the Earn-Out Payment reflected in such Earn-Out Statement shall be deemed to be have been accepted by the Seller. If the Seller delivers the Earn-Out Statement of Objections before the expiration of the applicable Earn-Out Review Period, then the Buyer and the Seller shall negotiate in good faith to resolve such objections within 30 days after the Buyer’s receipt of such Earn-Out Statement of Objections (each, an “Earn-Out Resolution Period”), and, if the same are so resolved within the applicable Earn-Out Resolution Period, the Earn-Out Statement and the Earn-Out Payment with such changes as agreed in writing by Buyer and Seller, shall be final and binding. If the Buyer and the Seller are unable to mutually resolve the objections in the Earn-Out Statement of Objections within the applicable Earn-Out Resolution Period, then they shall submit such dispute for resolution by a nationally or regionally recognized firm of independent certified public accountants mutually agreeable to the Buyer and the Seller (the “Independent Accountants”), which Independent Accountants’ resolution of such dispute in accordance with this Agreement and with applicable laws shall be binding on the parties absent manifest error. In the event either Party elects to submit such dispute to Independent Accountants, neither Party shall thereafter have the right to submit such dispute to a court; provided that either Party may seek specific performance of the foregoing agreement to have such dispute resolved by Independent Accountants.

(ii) Operation of the Companies. The Buyer shall (A) operate the business of the Companies in good faith and a commercially reasonable manner in material compliance with all applicable laws with at least the same level of skill and care as historically operated by the Seller prior to the Closing Date, (B) not take any action with a purpose of reducing or avoiding the payment of Earn-Out Payments and (C) maintain adequate records of Buyer and the Companies in a manner that will allow Earn-Out Payments to be calculated.

I.3 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”) at the offices of DuBois, Bryant & Campbell, LLP, 700 Lavaca Street, Suite 1300, Austin, Texas 78701; provided, however, that the Closing may occur through the delivery of executed documents by facsimile or by email transmission of scanned copies, in each case to be held in escrow pending authorization of their release by the Parties, and the physical attendance of the Parties at the Closing shall not be required. On the Closing Date, the Seller and the Buyer shall deliver to each other the Closing deliveries set forth in Article V below.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth under the corresponding section of the disclosure schedules attached hereto (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof, the Seller hereby represents and warrants to the Buyer as follows:

II.1 Due Organization and Qualification; Subsidiaries; Due Authorization.

(a) You Everywhere Now is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California, with full limited liability company power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted. Traffic Geyser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California, with full limited liability company power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted. VoiceFollowup is a limited liability company duly formed, validly existing and in good standing under the laws of the State of California, with full limited liability company power and authority to own, lease and operate its business and properties and to carry on its business in the places and in the manner as presently conducted. Each of the Companies is duly qualified and in good standing as a foreign limited liability company in each jurisdiction in which the properties owned, leased or operated, or the business conducted, by it requires such qualification except for any failure to qualify, which when taken together with all other failures to qualify, would not reasonably be expected to have a material adverse effect on the business of the Companies, taken as a whole.

(b) Except for You Everywhere Now’s 100% ownership of each of Traffic Geyser and VoiceFollowup, each of the Companies does not have any subsidiaries and does not own, directly or indirectly, any capital stock, equity or interest in any corporation, firm, partnership, joint venture or other entity.

(c) The Seller is the record and beneficial owner of the LLC Interests and has sole power and authority over the disposition of the LLC Interests. The LLC Interests are free and clear of any liens, claims, encumbrances, and charges except for encumbrances constituted by the limited liability company agreement of You Everywhere Now and encumbrances that will be released upon payment by Buyer of the aggregate Payoff Amount set forth in the Payoff Letters delivered by the Seller at Closing. You Everywhere Now is the record and beneficial owner of 100% of the limited liability company membership interests in each of Traffic Geyser and VoiceFollowup and has sole power and authority over the disposition of such membership interests. The LLC Interests and the membership interests in each of Traffic Geyser and VoiceFollowup are free and clear of any liens, claims, encumbrances, and charges except for encumbrances constituted by the limited liability company agreements of the Companies and encumbrances that will be released upon payment by Buyer of the aggregate Payoff Amount set forth in the Payoff Letters delivered by the Seller at Closing. The LLC Interests have not been sold, conveyed, encumbered, hypothecated or otherwise transferred by the Seller except pursuant to this Agreement. The Seller has the legal right to enter into and to consummate the transactions contemplated hereby and otherwise to carry out its obligations hereunder. This Agreement constitutes the valid and binding obligation of the Seller, subject to the effect of any applicable bankruptcy, reorganization, insolvency or similar laws affecting creditors’ rights and remedies generally and to the effect of general principles of equity. The execution, delivery and performance by the Seller of this Agreement does not violate any contractual restriction contained in any agreement which binds or affects the Seller. The Seller is not a party to any agreement, written or oral, creating rights in respect of any of the LLC Interests in any third party or relating to the voting of the LLC Interests. The Seller is not a party to any outstanding or authorized options, warrants, rights, calls, commitments, conversion rights, rights of exchange or other agreements of any character, contingent or otherwise, providing for the purchase, issuance or sale of any of the LLC Interests, and there are no restrictions of any kind on the transfer of any of the LLC Interests other than (a) restrictions on transfer imposed by the Securities Act of 1933, as amended (the “Securities Act”), and (b) restrictions on transfer imposed by applicable state securities or “blue sky” laws. The Seller acknowledges that the Seller has been advised that the Buyer or others may take various actions including actions which result in the LLC Interests greatly increasing in value and that by executing this agreement, the Seller expressly waives any and all right to participate in any way in any such increase in value of the LLC Interests, except for any Earn-Out Payments that become payable to Seller under this Agreement.

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II.2 No Conflicts or Defaults. The execution and delivery of this Agreement by the Seller and the consummation of the transactions contemplated hereby do not and shall not (a) contravene the certificate of formation or limited liability company agreement of any of the Companies or (b) except as set forth in Section II.2 of the Disclosure Schedules, with or without the giving of notice or the passage of time (i) violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, contract, mortgage, indenture, guarantee, note, lease, instrument, commitment, accommodation, letter of credit, arrangement, understanding, permit or license, whether written or oral, to which the Seller or any of the Companies is a party or by which the Seller or any of the Companies is bound (each, a “Contract”), or any judgment, order or decree, or any federal, state, local, foreign or other statute, law, ordinance, rule or regulation to which a Seller or any of the Companies is subject, (ii) result in the creation of, or give any party the right to create, any mortgage, security interest, lien, charge, easement, lease, sublease, covenant, option, claim, restriction or encumbrance or any other right or adverse interest (each, a “Lien”) upon any of the properties or assets of any of the Companies, (iii) terminate or give any party the right to terminate, amend, abandon or refuse to perform, any Contract to which the Seller or any of the Companies is a party or by which any of the Companies assets are bound, or (iv) accelerate or modify, or give any party the right to accelerate or modify, the time within which, or the terms under which, the Seller or any of the Companies is to perform any duties or obligations or receive any rights or benefits under any material agreement, arrangement or commitment to which it is a party.

II.3 Capitalization. On the Closing Date, the authorized capital securities of each of the Companies is as set forth in Section II.3 of the Disclosure Schedules. Section II.3 of the Disclosure Schedules lists each holder of record of LLC Interests in each of the Companies, including the name of record, address and amount held by such holder. All of the Companies’ LLC Interests are duly authorized, validly issued, fully paid and nonassessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right, or any similar right of limited liability company membership interest holders. The LLC Interests are not and will not be as of the Closing, subject to any preemptive or subscription right. There is no outstanding voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling the Company to issue, sell, redeem or repurchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for the limited liability company membership interests of any of the Companies, nor has any of the Companies, or any of its agents orally agreed to issue any of the foregoing. There are no declared or accrued unpaid dividends with respect to any shares of the Companies’ limited liability company membership interest. There are no agreements, written or oral, between any of the Companies and any of their limited liability company membership interest holders or among any limited liability company membership interest holders relating to the acquisition (including without limitation rights of first refusal or preemptive rights), or disposition, or registration under the Securities Act or voting of the limited liability company membership interests of the Companies. There are no outstanding limited liability company membership interests that are subject to vesting.

II.4 Financial Statements; Absence of Certain Changes.

(a) The unaudited financial statements attached to Section II.4 of the Disclosure Schedules consisting of the consolidated balance sheets of the Companies as of December 31, 2013 and August 31, 2014 and the related statements of profit and loss for the fiscal periods then ended (collectively, the “Seller Financial Statements”) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout all periods presented, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Seller Financial Statements present fairly the financial position of the Companies as of the dates and for the periods indicated in all material respects. The books of account and other financial records of the Companies have been maintained in accordance with applicable legal and accounting requirements (including U.S. generally accepted accounting principles, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes) in all material respects and the Seller Financial Statements are consistent with such books and records in all material respects.

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(b) Since July 31, 2014, (the “Most Recent Date”), there has been no material adverse change in the condition, financial or otherwise, net worth, prospects or results of operations of the Companies, taken as a whole (except that all cash and cash equivalents of the Companies have been distributed to Seller prior to the Closing). Without limiting the foregoing, except as set forth in Section II.4(b) of the Disclosure Schedules, since the Most Recent Date:

(i) none of the Companies has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

(ii) no party (including any of the Companies) has accelerated, terminated, modified or canceled any Contract to which any of the Companies is a party or by which any of the Companies or their assets are bound;

(iii) none of the Companies has made any capital expenditure (or series of related capital expenditures) of whatever nature;

(iv) none of the Companies has made any capital investments in, any loans to, or any acquisitions of the securities or assets of any other person (or a series of related capital investments, loans and acquisitions);

(v) none of the Companies has redeemed or otherwise acquired any shares of its securities (except upon the exercise of outstanding options) or any option, warrant or right relating thereto;

(vi) none of the Companies has issued any notes, bonds or other debt securities, or created, incurred, assumed or guaranteed any Liens, liabilities, obligations or indebtedness for borrowed money or capitalized lease obligation, except under any existing credit facilities set forth in Section II.7 of the Disclosure Schedules;

(vii) none of the Companies has made canceled, compromised, waived or released any right or claim (or series of related rights and claims) or material indebtedness;

(viii) none of the Companies has made any loan to any of its directors, officers, or employees; and

(ix) none of the Companies has committed to do any of the foregoing.

II.5 Further Financial Matters. To Seller’s knowledge, each of the Companies does not have any (a) assets of any kind or (b) liabilities or obligations of any kind, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under U.S. generally accepted accounting principles, and which, in the case of clause (a) and clause (b), are not reflected in the Seller Financial Statements, except, in the case of clause (b), liabilities or obligations which have been incurred in the ordinary course of business since the Most Recent Date and which are not, individually or in the aggregate, material in amount.

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II.6 Taxes. Except as set forth in Section II.6 of the Disclosure Schedules, each of the Companies (or, if applicable, the Seller) has filed (or obtained extensions of time to file) all United States federal, state, county, local and foreign, national, provincial and local returns and reports which were required to be filed on or prior to the Closing Date hereof in respect of all material income, withholding, franchise, payroll, excise, property, sales, use, value-added or other taxes or levies, imposts, duties, license and registration fees, charges, assessments or withholdings of any nature whatsoever (together, “Taxes”), and has paid all Taxes (and any related penalties, fines and interest) which have become due pursuant to such returns or reports or pursuant to any assessment which has become payable, or, to the extent its liability for any Taxes (and any related penalties, fines and interest) has not been fully discharged, the same have been properly reflected as a liability on the books and records of each of the Companies and adequate reserves therefor have been established. All such returns and reports filed on or prior to the date hereof have been properly prepared and are true, correct (and to the extent such returns reflect judgments made by each of the Companies, as the case may be, such judgments were reasonable under the circumstances) and complete in all material respects. The amount (if any) shown in the Seller Financial Statements as provision for taxes is sufficient in all material respects to pay all accrued and unpaid federal, state, local and foreign taxes for the period then ended and all prior periods. No tax return of any of the companies has been audited or, is presently under audit. Each of the Companies has not given or been requested to give waivers of any statute of limitations relating to the payment of any Taxes (or any related penalties, fines and interest). There are no claims pending or, to the knowledge of the Seller, threatened, against each of the Companies for past due Taxes. All payments for withholding taxes, unemployment insurance and other amounts required to be paid for periods prior to the date hereof to any governmental authority in respect of employment obligations of each of the Companies, including, without limitation, amounts payable pursuant to the Federal Insurance Contributions Act, have been paid in all material respects and have been duly provided for on the books and records of the Companies and in the Seller Financial Statements. All such amounts and penalties are set forth in the most recent balance sheet in the Seller Financial Statements.

II.7 Indebtedness; Contracts; No Defaults.

(a) Except as set forth in Section II.7 of the Disclosure Schedules, none of the Companies has any covenant, agreement, contract, mortgage, indenture, guarantee, note, lease, instrument, commitment, accommodation, letter of credit, arrangement, understanding, permit or license, whether written or oral, to which any of the Companies is a party, with respect to which any such Company has any indebtedness for borrowed money or is liable as a guarantor or otherwise for indebtedness of any third party. Other than the indebtedness set forth in Section II.7 of the Disclosure Schedules, which will be satisfied upon payment by Buyer of the aggregate Payoff Amount set forth in the Payoff Letters delivered by the Seller at Closing, each of the Companies has no indebtedness. Those creditors listed in Section II.7 of the Disclosure Schedules are the only individuals or entities with any claims against any of the Companies for payment of indebtedness.

(b) None of the Companies, nor, to the Seller’s knowledge, any other person or entity, is in breach of, or in default under any Contract to which any of the Companies is a party in any material respect, and no event or action has occurred, is pending or, to the Seller’s knowledge, is threatened, which, after the giving of notice, passage of time or otherwise, would reasonably be expected to constitute or result in such a breach or default by any of the Companies or, to the knowledge of the Seller, any other person or entity. None of the Companies has received any written notice of default under any Contract to which it is a party, which default has not been cured to the satisfaction of, or duly waived by, the party claiming such default on or before the date hereof.

II.8 Assets. All real property leased by the Companies is set forth in Section II.8 of the Disclosure Schedules. None of the Companies owns any real property. Each of the Companies has good and valid title to all of its tangible properties and assets referred to in the most recent balance sheet contained in the Seller Financial Statements (except that all cash and cash equivalents of the Companies have been distributed to Seller prior to the Closing), free and clear of all Liens, other than (a) (i) Liens for current property taxes that are not yet due or payable, (ii) Liens constituted by the terms of any Contract to which the applicable Company is a party and (iii) Liens that would not, individually or in the aggregate, be expected to materially interfere with the use of such assets in the Companies’ business, as historically operated by the Seller (collectively, “Permitted Liens”) and (b) Liens that will be released upon payment by Buyer of the aggregate Payoff Amount set forth in the Payoff Letters delivered by the Seller at Closing.

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II.9 Compliance.

(a) Each of the Companies is not conducting its respective business or affairs in violation of any applicable federal, state, local, foreign or other law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers in any material respect. Each of the Companies has not received any written notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement in any material respect.

(b) Each of the Companies is in compliance with all applicable federal, state, local, foreign and other laws, rules and regulations in all material respects. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Seller, threatened against any of the Companies alleging any noncompliance with any such laws, rules and regulations in any material respect, and there are no past or present conditions that would reasonably be expected to give rise to any material liability or other obligations of the Companies under any circumstances arising out of any noncompliance with any such laws, rules and regulations in any material respect.

II.10 Permits and Licenses. Each of the Companies has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated in compliance with all applicable laws and regulations in all material respects. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Seller, threatened against any of the Companies, and there are no past or present conditions that would reasonably be expected to give rise to any liability or other obligations of any of the Companies pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state, local or foreign agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

II.11 Litigation.

(a) There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Seller, threatened, against or affecting the business of any of the Companies, or challenging the validity or propriety of the transactions contemplated by this Agreement, and there are no past or present conditions that would reasonably be expected to give rise to any material liability or other obligations of any of the Companies, at law or in equity before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor has any such claim, dispute, action, suit, proceeding or investigation been pending during the twelve (12) month period preceding the date hereof;

(b) There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or affecting the business of any of the Companies; and

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(c) Each of the Companies has not received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business in any material respect.

II.12 Insurance. All insurance policies maintained by the Companies is set forth in Section II.12 of the Disclosure Schedules.

II.13 Articles of Formation and LLC Agreements. Copies of each of the Companies’ Articles of Formation and their Limited Liability Company Agreements have been provided to the Buyer. Such copies of Articles of Formation and Limited Liability Company Agreements of the Companies, and all amendments to each as provided are true, correct and complete. The books and records of the Companies as made available to the Buyer accurately reflect the actions taken at all meetings and consents in lieu of meetings of the managers or members of the Companies (and any committees thereof), or similar governing bodies, since the time of their organization in all material respects.

II.14 Employee Benefit Plans. Section II.14 of the Disclosure Schedules sets forth each of the Companies’ material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and material plans, programs, policies, practices, arrangements or contracts (whether group or individual) providing for payments, benefits or reimbursements to employees, officers or consultants of the Companies, former employees, officers or consultants of the Companies, their beneficiaries and dependents under which such employees, officers or consultants, former employees, officers or consultants, their beneficiaries and dependents are covered through an employment relationship with the Companies, or any entity required to be aggregated in a controlled group or affiliated service group with the Companies for purposes of ERISA or the Internal Revenue Code of 1986 (the “Code”), including, without limitation, under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

II.15 Patents; Trademarks and Intellectual Property Rights. Section II.15 of the Disclosure Schedules sets forth all material patents, patent applications, trademarks, service marks, trade names, licenses and Internet web site(s) owned by the Companies (the “Intellectual Property”). The business conducted by the Companies has not, to the knowledge of the Seller, caused the Companies to infringe or violate any of the patents, trademarks, service marks, trade names, copyrights, mask-works, licenses, trade secrets, processes, data, know-how or other intellectual property rights of any other person or entity in any material respect. Except with respect to the licenses, which are subject to the terms set forth therein, each of the Companies owns its respective entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the Intellectual Property, free and clear of all Liens other than Permitted Liens and Liens that will be released upon payment by Buyer of the aggregate Payoff Amount set forth in the Payoff Letters delivered by the Seller at Closing. There are no pending or, to the knowledge of the Seller, threatened claims against any of the Companies by any person or entity asserting that any of the Companies are infringing any of such person’s or entity’s intellectual property rights.

II.16 Environmental Matters. None of the Companies has never: (i) operated any underground storage tanks at any property that the Companies has at any time owned, operated, occupied or leased; or (ii) to the Seller’s knowledge, illegally released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state, local, foreign or other law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, asbestos, petroleum, and urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws, but excluding office and janitorial supplies properly and safely maintained. The Companies, their businesses and (during the period of time that the Companies have owned them) their assets have been and are in compliance with all federal, state, local, foreign and other environmental laws, rules and regulations in all material respects.

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II.17 Brokers. Except as set forth in Section II.17 of the Disclosure Schedules, neither any of the Companies nor the Seller has agreed to or incurred any obligation or other liability that could be claimed against any of the Companies, the Seller or the Buyer or any other person for any finder’s fee, brokerage commission or similar payment.

II.18 Affiliate Transactions. Except as set forth in Section II.18 of the Disclosure Schedules, no manager, employee or other Affiliate of any of the Companies (or any of the relatives or Affiliates of any of the aforementioned persons) is a party to any agreement, contract, commitment or transaction with any of the Companies or affecting the business of any of the Companies, or has any interest in any property, whether real, personal or mixed, or tangible or intangible, used in or necessary to any of the Companies which will subject the Companies to any liability or obligation from and after the Closing Date.

II.19 Consents. Except as set forth in Section II.19 of the Disclosure Schedules, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (“Governmental Entity”) is required by or with respect to the Seller in connection with the execution and delivery of this Agreement and any related agreements to which the Seller is a party or the consummation of the transactions contemplated hereby and thereby, except for such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws.

II.20 Disclosure Schedules. All lists or other statements, information or documents set forth in or attached to any Disclosure Schedules provided pursuant to this Agreement shall be deemed to be representations and warranties by the Seller with the same force and effect as if such lists, statements, information and documents were set forth herein. Any list, statement, document or any information set forth in or attached to any Disclosure Schedules provided pursuant to this Agreement shall be deemed to constitute disclosure for the purposes of any other Disclosure Schedules provided pursuant to this Agreement to the extent it is reasonably apparent that such information is applicable to such other Disclosure Schedule.

II.21 Representations and Warranties. The representations and warranties of the Seller included in this Agreement and any list, statement, document or information set forth in or attached to any Disclosure Schedules provided pursuant to this Agreement are true and complete in all material respects and shall survive after the Closing as set forth in Section VI.1.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Except as set forth under the corresponding section of the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof, the Buyer Parties hereby represent and warrant to the Seller as follows:

III.1 Authority Relative to this Agreement. The Buyer is a corporation duly formed, validly existing and in good standing under the laws of the State of Massachusetts. The Parent is a corporation duly formed, validly existing and in good standing under the laws of the State of Nevada. The Parent owns 100% of the equity securities of the Buyer. Each of the Buyer Parties has the requisite power and authority to enter into this Agreement and carry out its obligations hereunder. This Agreement has been duly authorized by all necessary corporate action on the part of each of the Buyer Parties and duly and validly executed and delivered by each of the Buyer Parties and constitutes a valid and binding obligation of each of the Buyer Parties, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

III.2 No Conflicts or Defaults. The execution and delivery of this Agreement and the Promissory Note and the other transaction documents to which either of the Buyer Parties is a party by the Buyer Parties and the consummation of the transactions contemplated hereby and thereby do not and shall not (a) contravene the certificate of incorporation, bylaws, stockholders’ agreement or other governing document of either of the Buyer Parties or (b) except as set forth in Section III.2 of the Disclosure Schedules, with or without the giving of notice or the passage of time violate, conflict with, or result in a breach of, or a default or loss of rights under, any material covenant, agreement, contract, mortgage, indenture, guarantee, note, lease, instrument, commitment, accommodation, letter of credit, arrangement, understanding, permit or license, whether written or oral, to which either of the Buyer Parties is a party or by which either of the Buyer Parties is bound, or any judgment, order or decree, or any federal, state, local, foreign or other statute, law, ordinance, rule or regulation to which either of the Buyer Parties is subject.

III.3 Financial Statements; Absence of Certain Changes.

(a) The financial statements attached to Section III.3 of the Disclosure Schedules consisting of the audited consolidated balance sheet of the Buyer Parties as of March 31, 2014 and the unaudited consolidated balance sheet of the Buyer Parties as of July 31, 2014 and the related statements of operations, stockholders’ equity and cash flows for the fiscal periods then ended (collectively, the “Buyer Financial Statements”) have been prepared in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout all periods presented, subject (in the case of the unaudited Financial Statements) to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes. The Buyer Financial Statements present fairly the financial position of the Buyer as of the dates and for the periods indicated in all material respects. The books of account and other financial records of the Buyer have been maintained in accordance with applicable legal and accounting requirements (including U.S. generally accepted accounting principles, subject to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes) in all material respects and the Buyer Financial Statements are consistent with such books and records in all material respects.

(b) Since the Most Recent Date, there has been no material adverse change in the condition, financial or otherwise, net worth, prospects or results of operations of the Buyer Parties.

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III.4 Further Financial Matters. To Buyer’s knowledge, the Buyer Parties do not have any liabilities or obligations of any kind, whether secured or unsecured, accrued, determined, absolute or contingent, asserted or unasserted or otherwise, which are required to be reflected or reserved in a balance sheet or the notes thereto under U.S. generally accepted accounting principles, and which are not reflected in the Buyer Financial Statements, except liabilities or obligations which have been incurred in the ordinary course of business since the Most Recent Date and which are not, individually or in the aggregate, material in amount.

III.5 Indebtedness. Except as set forth in Section III.5 of the Disclosure Schedules, the Buyer Parties do not have any covenant, agreement, contract, mortgage, indenture, guarantee, note, lease, instrument, commitment, accommodation, letter of credit, arrangement, understanding, permit or license, whether written or oral, to which any Buyer Party is a party, with respect to which any Buyer Party has any indebtedness for borrowed money or is liable as a guarantor or otherwise for indebtedness of any third party.

III.6 Compliance.

(a) No Buyer Party is conducting its business or affairs in violation of any applicable federal, state, local, foreign or other law, ordinance, rule, regulation, court or administrative order, decree or process, or any requirement of insurance carriers in any material respect. No Buyer Party has received any written notice of violation or claimed violation of any such law, ordinance, rule, regulation, order, decree, process or requirement in any material respect.

(b) The Buyer Parties are in compliance with all applicable federal, state, local, foreign and other laws, rules and regulations in all material respects. There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Buyer, threatened against any Buyer Party alleging any noncompliance with any such laws, rules and regulations in any material respect, and there are no past or present conditions that would reasonably be expected to give rise to any material liability or other obligations of any Buyer Party under any circumstances arising out of any noncompliance with any such laws, rules and regulations in any material respect.

III.7 Litigation.

(a) There are no claims, notices, actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Buyer, threatened, against or affecting the business of the Buyer Parties, or challenging the validity or propriety of the transactions contemplated by this Agreement, and there are no past or present conditions that would reasonably be expected to give rise to any liability or other obligations of the Buyer Parties, at law or in equity before any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, nor has any such claim, dispute, action, suit, proceeding or investigation been pending during the twelve (12) month period preceding the date hereof;

(b) There is no outstanding judgment, order, writ, ruling, injunction, stipulation or decree of any court, arbitrator or federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality, against or affecting the business of the Buyer Parties; and

(c) No Buyer Party has received any written or verbal inquiry from any federal, state, local, foreign or other governmental authority, board, agency, commission or instrumentality concerning the possible violation of any law, rule or regulation or any matter disclosed in respect of its business in any material respect.

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III.8 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the amounts payable by the Buyer under this Agreement and consummate the transactions contemplated by this Agreement.

III.9 Buyer Representation Regarding the Securities. The Buyer understands that the LLC Interests are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and the Buyer is acquiring the LLC Interests as a principal for its own account and not with a view to or for distributing or reselling the LLC Interests or any part thereof, has no present intention of distributing any of the LLC Interests and has no arrangement or understanding with any other persons regarding the distribution of the LLC Interests (this representation and warranty not limiting the Buyer’s right to sell the LLC Interests in compliance with applicable federal and state securities laws).

III.10 Experience of the Buyer. The Buyer, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the LLC Interests, and has so evaluated the merits and risks of such investment. The Buyer is able to bear the economic risk of an investment in the LLC Interests and, at the present time, is able to afford a complete loss of such investment.

III.11 No General Solicitation. The Buyer is not receiving the LLC Interests as a result of any advertisement, article, notice or other communication regarding the LLC Interests published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or any other general solicitation or general advertisement.

ARTICLE IV

COVENANTS

IV.1 Resignation of the Companies’ Managers and Officers. Effective as of the Closing Date, (a) the Seller will cause the Companies’ managers to resign; and (b) the Seller will cause the Companies’ officers to resign so that, in each case, Buyer may appoint replacement persons of Buyer’s choosing effective upon the Closing. The Seller shall deliver to the Buyer written resignations, effective as of the Closing Date, of the persons described above.

IV.2 Cooperation and Exchange of Information with regard to Taxes. The Seller and the Buyer shall provide each other with such cooperation and information as each of them reasonably may request in connection with filing any tax return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof of the Companies and in connection with any audit or other proceeding in respect of Taxes of the Companies (provided, however, that unless required by applicable law, no amended tax return with respect to a period of time prior to Closing or the Straddle Period shall be filed by or on behalf of the Companies or any Company without the prior written consent of the Seller, such consent not to be unreasonably delayed, conditioned or withheld). Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. The Seller shall make available to Buyer upon request all tax returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Companies for any taxable period beginning before the Closing Date.

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IV.3 No Inconsistent Action. Neither the Seller nor the Buyer will take any action which is inconsistent with their respective obligations under this Agreement.

IV.4 Payment of Credit Card Holdback Amount. On or before the date that is 60 days after the Closing Date, the Buyer shall pay to the Seller the holdback amounts held by merchant credit card processors on behalf of the Companies as set forth in Section IV.4 of the Disclosure Schedules, by wire transfer of immediately available funds pursuant to the wire transfer instructions of the Seller set forth in Section V.1(b) of the Disclosure Schedules.

IV.5 Allocation of Purchase Price. The Parties hereby agree to allocate the purchase consideration payable by Buyer to Seller under this Agreement among the assets of the Companies for all purposes (including Tax and financial accounting) in accordance with Section IV.5 of the Disclosure Schedules, which has been prepared in accordance with Section 1060 of the Code. The Parties shall file all returns, declarations, reports, claims for refund, information returns or statements or other documents relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, in a manner consistent with such allocation.

ARTICLE V

DELIVERIES & CONDITIONS

V.1 Items to be delivered at the Closing. The obligation of the Buyer and the Seller to consummate the Closing are conditioned upon the Buyer and the Seller delivering the following to each other (as applicable) on the Closing Date:

(a) At the Closing, the Seller shall deliver the following to the Buyer:

(i) Copies of the Companies’ Articles of Formation and amendments thereto, and Limited Liability Company Agreements and amendments thereto (including complete capitalization schedules indicating that the Seller is the sole record owner of the LLC Interests of each of the Companies);

(ii) A copy of this Agreement, duly executed by the Seller;

(iii) A copy of the Promissory Note, duly executed by the Seller;

(iv) A copy of the Pledge Agreement in the form attached as Exhibit B hereto (the “Pledge Agreement”), duly executed by the Seller;

(v) A copy of the Membership Interest Assignment in the form attached as Exhibit C hereto, duly executed by the Seller, transferring the LLC Interests to the Buyer;

(vi) A copy of the Employment Agreement in the form attached as Exhibit D hereto, duly executed by Mike Koenigs (the “Koenigs Employment Agreement”);

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(vii) with respect to any indebtedness that is secured by any of the LLC Interests or any of the assets of the Companies, payoff letters in form and substance reasonably acceptable to Buyer (each, a “Payoff Letter”), addressed to Buyer, signed by the persons or entities to which such amounts are payable, setting forth (A) the dollar amount required to pay off in full all such amounts (including, principal, interest and any applicable prepayment or other fees) (the “Payoff Amount”), (B) wire transfer instructions for the payment of the Payoff Amount, and (C) confirmation that upon payment of the Payoff Amount, such person or entity will grant a complete release of all Liens that such person or entity may hold on any of the LLC Interests or any of the assets of the Companies;

(viii) Letters of resignation from the Companies’ current managers and officers to be effective upon the Closing and confirming that they have no claim against the any of the Companies in respect of any outstanding remuneration or fees of whatever nature, to be effective upon the Closing;

(ix) a certificate executed by an executive officer of the Seller certifying (A) that attached thereto are the resolutions of the directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the documents to be delivered by the Seller hereunder and the transactions contemplated hereby, (B) that attached thereto are true and correct copies of the certificates of formation and limited liability company agreements of each of the Companies in effect on the Closing Date, together with all amendments thereto, and (C) as to the names and signatures of the executive officers of the Seller authorized to sign this Agreement and the documents to be delivered by the Seller hereunder;

(x) Good standing and existence certificates for the Companies from the Secretary of State of the State of California, dated not more than 14 days prior to the Closing Date;

(xi) The Seller shall make available to Buyer (in the form historically maintained by the Seller, whether in hard copy or electronic format) the books and records of the Companies (including financial books, records and statements, tax returns, schedules and work papers, records and other documents relating to tax matters and members’ and managers’ minutes and records), which shall be complete in all material respects (provided, that the Seller may make and retain copies of the foregoing for its records); and

(xii) Any other document reasonably requested by the Buyer that the Buyer reasonably deems necessary for the consummation of this transaction.

(b) At the Closing, the Buyer shall deliver the following to the Seller:

(i) A copy of this Agreement, duly executed by the Buyer Parties;

(ii) A copy of the Promissory Note, duly executed by the Buyer (provided, that the Buyer shall deliver the original ink-signed Promissory Note to the Seller by overnight delivery on the next business day after the Closing Date);

(iii) A copy of the Pledge Agreement, duly executed by the Buyer;

(iv) A copy of the Koenigs Employment Agreement, duly executed by the Buyer;

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(v) a certificate executed by an executive officer of the Buyer certifying (A) that attached thereto are the resolutions of the directors of each Buyer Party, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the documents to be delivered by such Buyer Party hereunder and the transactions contemplated hereby, (B) that attached thereto are true and correct copies of the certificate of incorporation and bylaws of each Buyer Party in effect on the Closing Date, together with all amendments thereto, and (C) as to the names and signatures of the executive officers of each Buyer Party authorized to sign this Agreement and the documents to be delivered by such Buyer Party hereunder;

(vi) Good standing and existence certificates for the Buyer from the Secretary of State of the State of Massachusetts, dated not more than 14 days prior to the Closing Date;

(vii) Good standing and existence certificates for the Parent from the Secretary of State of the State of Nevada, dated not more than 14 days prior to the Closing Date;

(viii) the Closing Purchase Price, less the aggregate Payoff Amount (if any) set forth in the Payoff Letters delivered by Seller (which aggregate Payoff Amount Buyer shall disburse pursuant to such Payoff Letters), by wire transfer of immediately available funds pursuant to the wire transfer instructions of the Seller set forth in Section V.1(b) of the Disclosure Schedules; and

(ix) Any other document reasonably requested by the Seller that the Seller reasonably deems necessary for the consummation of this transaction.

ARTICLE VI

INDEMNIFICATION

VI.1 Survival of Representations, Warranties and Covenants. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the date (the “Cutoff Date”) that is 12 months from the Closing Date; provided, however, that the representations and warranties in Section II.1, II.3, II.6, II.17 and III.1 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days. The covenants and agreements of the Parties contained in this Agreement which by their terms contemplate performance after the Closing Date shall survive the Closing for the period specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

VI.2 Indemnification.

(a) Obligation of the Seller to Indemnify. Subject to the other terms and conditions of this Article VI, the Seller shall indemnify, defend and hold harmless the Buyer Parties and their directors, officers, employees, shareholders, successors and permitted assigns (collectively, the “Buyer Indemnitees”) from and against all losses, liabilities, damages, deficiencies, costs or expenses (including interest, penalties and reasonable attorneys’ and consultants’ fees and disbursements) (collectively, “Losses”) based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of the Seller contained in this Agreement or any other transaction document to be delivered hereunder, (ii) breach by the Seller of any covenant or agreement contained in this Agreement or any other transaction document to be delivered hereunder or (iii) Indemnified Tax Matters (as defined in Section VI.5 below).

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(b) Obligation of the Buyer to Indemnify. Subject to the other terms and conditions of this Article VI, the Buyer Parties agree to jointly and severally indemnify, defend and hold harmless the Seller and its directors, officers, employees, shareholders, successors and permitted assigns (collectively, the “Seller Indemnitees”) from and against all Losses based upon, arising out of or otherwise in respect of any (i) inaccuracy in any representation or warranty of the Buyer contained in this Agreement or any other transaction document to be delivered hereunder or (ii) breach by the Buyer of any covenant or agreement contained in this Agreement or any other transaction document to be delivered hereunder.

VI.3 Certain Limitations. The indemnification provided for in Section VI.2 shall be subject to the following limitations:

(a) The Seller shall not be liable to the Buyer Indemnitees for indemnification under Section VI.2(a)(i) other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section II.1, II.3, II.6 or II.17 (the “Fundamental Representations”), until the aggregate amount of all Losses in respect of indemnification under Section VI.2(a)(i) (other than those based upon, arising out of, with respect to or by reason of the Fundamental Representations) exceeds $50,000.00 (the “Deductible”), in which event the Seller shall be required to pay or be liable for such Losses only to the extent they exceed the Deductible.

(b) The Seller’s aggregate liability to the Buyer Indemnitees for indemnification this Article VI shall not exceed $1,000,000.00.

(c) Payments by the Seller pursuant to this Article VI in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Buyer Indemnitees from a third party in respect of any such claim. The Buyer Indemnitees shall use commercially reasonable efforts to recover in a timely manner under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(d) Payments by the Seller pursuant to this Article VI in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Loss by the Buyer Indemnitees.

(e) In no event shall the Seller or the Buyer be liable pursuant to this Article VI for any punitive damages or incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity, or diminution of value or any damages based on any type of multiple.

(f) Each of the Buyer and the Seller shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

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VI.4 Indemnification Procedures.

(a) Claims Notice. Promptly after receipt by any person entitled to indemnity under this Agreement (an “Indemnitee”) of notice of any demand, claim or circumstances which, with the lapse of time, would or might give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an “Asserted Liability”) that may result in a Loss (but in any event not later than 30 calendar days after receipt of such notice and not later than the Cutoff Date, if applicable, or any applicable statute of limitations), the Indemnitee shall give notice thereof (the “Claims Notice”) to any other party (or parties) who is or may be obligated to provide indemnification pursuant to Section VI.2 (the “Indemnifying Party”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure or receives the Claims Notice later than the Cutoff Date, if applicable, or any applicable statute of limitations. The Claims Notice shall describe the Asserted Liability in reasonable detail and shall indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnitee.

(b) Defense of Claims. The Indemnifying Party may elect to compromise or defend, at its own expense and by its own counsel, any Asserted Liability. If the Indemnifying Party elects to compromise or defend such Asserted Liability, it shall within thirty (30) days after the date the Claims Notice is received (or sooner, if the nature of the Asserted Liability so requires) notify the Indemnitee of its intent to do so, and the Indemnitee shall cooperate, at the expense of the Indemnifying Party (excluding the expense of counsel to the Indemnitee, if the Indemnitee chooses to engage separate counsel), in the compromise of, or defense against, such Asserted Liability. If the Indemnifying Party elects not to compromise or defend the Asserted Liability, fails to notify the Indemnitee of its election as herein provided or contests its obligation to indemnify under this Agreement, the Indemnitee may, acting in a reasonable manner, pay, compromise or defend such Asserted Liability and all reasonable expenses incurred by the Indemnitee in defending or compromising such Asserted Liability, all amounts required to be paid in connection with any such Asserted Liability pursuant to the determination of any court, governmental or regulatory body or arbitrator, and amounts required to be paid in connection with any compromise or settlement consented to by the Indemnitee, shall be borne by the Indemnifying Party. Except as otherwise provided in the immediately preceding sentence, the Indemnitee may not settle or compromise any claim over the objection of the Indemnifying Party. In any event, the Indemnitee and the Indemnifying Party may participate, at their own expense, in (but the Indemnitee may not control) the defense of such Asserted Liability. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

VI.5 Tax Indemnification; Filing of Tax Returns. The Seller shall indemnify the Companies, the Buyer, and each Buyer Indemnitee and hold them harmless from and against the following (the “Indemnified Tax Matters”): (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section II.6; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Section VI.5; (c) all Taxes of the Companies or relating to the business of the Companies for all taxable periods ending on or before the Closing Date (“Pre-Closing Taxes”); and (d) any and all Taxes of any person imposed on any of the Companies arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any reasonable documented out-of-pocket fees and expenses (including reasonable attorneys’ and accountants’ fees) incurred in connection therewith. The Seller shall reimburse the Buyer for any Taxes of the Companies that are the responsibility of the Seller pursuant this Section VI.5 within ten (10) business days after receipt by the Seller of a request for reimbursement accompanied by evidence of payment of such Taxes by the Buyer or any of the Companies. In the case of Taxes of the Companies that are payable with respect to taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes of the Companies that are treated as Pre-Closing Taxes payable by the Seller for purposes of this Agreement shall be: (i) in the case of Taxes based upon, or related to, income or receipts, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (ii) in the case of other Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Seller shall prepare and file all tax returns relating to Pre-Closing Taxes and Buyer shall prepare and file all tax returns relating to Taxes of the Companies that are payable with respect to the Straddle Period; provided, however, that in each case, the filing Party shall submit a draft of such tax return to the other Party at least 30 days prior to the due date for filing such tax return and if the other Party in good faith objects to any item on such tax return, the Parties shall negotiate in good faith and use commercially reasonable efforts to resolve such items. Any refund or credit of Pre-Closing Taxes shall be the property of the Seller. Any refund or credit of Taxes of the Companies for any Straddle Period shall be prorated between the Seller and the Buyer as provided under the foregoing provisions of this Section VI.5. Any refund or credit of Taxes belonging to the Seller that is received by the Buyer or the Companies after the Closing Date shall be paid promptly to the Seller.

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VI.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the purchase consideration for Tax purposes, unless otherwise required by applicable law.

VI.7 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnitee’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnitee (including by any of its officers, directors, employees or attorneys (collectively, “Representatives”)) or by reason of the fact that the Indemnitee or any of its Representatives knew or should have known that any such representation or warranty of the Indemnifying Party is, was or might be inaccurate or that the Indemnifying Party is, was or might be in breach of any such covenant or by reason of the Indemnified Party’s waiver of any Closing condition, as the case may be; provided, however, that in the event that any party hereto (or any Representative thereof) has actual knowledge that any representation or warranty of any other party hereto is inaccurate or that any other party is in breach of any covenant, then the party having such actual knowledge shall notify such other party of such inaccuracy or breach promptly (but in any event prior to the Closing, if such party has such actual knowledge prior to the Closing) so that such other party may attempt to cure or mitigate the effect of such inaccuracy or breach.

VI.8 Exclusive Remedies. The Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article VI. In furtherance of the foregoing, each Party hereby waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party hereto and their Affiliates and each of their respective Representatives arising under or based upon any applicable law, except pursuant to the indemnification provisions set forth in this Article VI. Nothing in this Section VI.8 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or willful misconduct.

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ARTICLE VII

MISCELLANEOUS

VII.1 Representations, Warranties and Agreements. Each of the Parties hereto is executing and carrying out the provisions of this Agreement in reliance upon the representations, warranties and covenants and agreements contained in this Agreement and the other transaction documents to be executed in connection herewith and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other Party or any other person other than as specifically set forth herein.

VII.2 Further Assurances. If, at any time after the Closing, the Parties hereby mutually agree that any further deeds, assignments or assurances in law or any other things are necessary, desirable or proper to complete the transactions contemplated hereby in accordance with the terms of this Agreement or to vest, perfect or confirm, of record or otherwise, the title to any property or rights of the Parties hereto, the Parties agree that their proper officers and directors shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary, desirable or proper to vest, perfect or confirm title to such property or rights and otherwise to carry out the purpose of this Agreement, and that the proper officers and directors the Parties are fully authorized to take any and all such action.

VII.3 Notice. All communications, notices, requests, consents or demands given or required under this Agreement shall be in writing and shall be deemed to have been duly given when delivered to, or received by prepaid registered or certified mail or recognized overnight courier addressed to the Party for whom intended, as follows, or to such other address or facsimile number as may be furnished by that Party by notice in the manner provided herein:

If to Seller:	Mike Koenigs 2675 San Clemente Terrace San Diego, California 92122

With a copy (which shall not constitute notice) to:	Prior to December 8, 2014: DuBois, Bryant & Campbell, LLP 700 Lavaca Street, Suite 1300 Austin, Texas 78701 Facsimile: (512) 457-8008 Attention: Howard Nirken

On or after December 8, 2014: DuBois, Bryant & Campbell, LLP 300 Colorado Street, Suite 2300 Austin, Texas 78701 Facsimile: (512) 457-8008 Attention: Howard Nirken

If to Buyer:	The Pulse Network, Inc. 437 Turnpike Street Canton, Massachusetts 02021

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VII.4 Entire Agreement. This Agreement, the Disclosure Schedules and Exhibits hereto and any instruments and agreements to be executed pursuant to this Agreement, set forth the entire understanding of the Parties hereto with respect to its subject matter, merges and supersedes all prior and contemporaneous understandings with respect to its subject matter.

VII.5 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of, the Parties hereto and their respective heirs, administrators, executors, personal representatives, successors and permitted assigns, and nothing herein is intended to confer any right, remedy or benefit upon any other person. This Agreement may not be assigned by either Party except with the prior written consent of the other Party. Without limiting the foregoing, in the event of a Major Transaction is consummated, the Buyer Parties shall cause the succeeding or purchasing Person in such Major Transaction to expressly assume the obligations of Buyer under Section I.2(d)(i); provided, however, that no such assumption will operate as a release of the Buyer’s obligations thereunder unless and until such obligations are actually discharged by such other Person.

VII.6 Amendment and Modification, Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

VII.7 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Delaware that are applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

VII.8 Consent to Jurisdiction; Services of Process and Venue. Any legal action or proceeding with respect to this Agreement, or any instrument or agreement to be executed pursuant to this agreement, shall be brought in the state courts of the Commonwealth of Massachusetts, in Norfolk County, or the federal courts located in such county, and, by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each Party irrevocably consents to the service of process out of any of the aforementioned courts and in any such action or proceeding by (a) serving a copy thereof upon the agent for service of process and (b) mailing of a copy thereof by registered or certified mail, postage prepaid, to the address for notices as set forth in Section VII.3, such service to become effective ten (10) days after such mailing. Each Party agrees that failure by the agent for service of process to notify such Party of any process shall not invalidate the proceedings concerned. In the event that the appointed agent for service of process of a Party cannot or is unwilling to serve as agent for service of process, such Party shall appoint another agent for service of process satisfactory to the other Party. Each Party agrees that a final, non-appealable judgment of a court of competent jurisdiction in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by law. Nothing herein shall affect the right of a Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against other Party in any other jurisdiction which such Party shall be found. Each Party hereby expressly and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the jurisdiction or venue of any such litigation brought in any such court referred to above and any claim that any such litigation has been brought in an inconvenient forum. To the extent that a Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to itself or its property, such Party hereby irrevocably waives such immunity in respect of its obligations under this Agreement and the other transaction documents executed in connection herewith.

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VII.9 Waiver of Right to Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR the other Transaction Documents TO BE EXECUTED IN CONNECTION HEREWITH IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, the other Transaction Documents TO BE EXECUTED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

VII.10 Attorneys’ Fees. In the event that any dispute between the Parties should result in litigation, the prevailing Party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing party, including without limitation, reasonable attorneys’ fees and expenses if such fees, costs and expenses are awarded by a final, non-appealable judgment of a court of competent jurisdiction.

VII.11 Construction. Headings contained in this Agreement are for convenience only and shall not be used in the interpretation of this Agreement. References herein to Articles, Sections and Exhibits are to the articles, sections and exhibits, respectively, of this Agreement. The Disclosure Schedules and Exhibits hereto are hereby incorporated herein by reference and made a part of this Agreement. As used herein, the singular includes the plural, and the masculine, feminine and neuter gender each includes the others where the context so indicates.

VII.12 Severability. If any term or provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, this Agreement shall be interpreted and enforceable as if such provision were severed or limited, but only to the extent necessary to render such provision and this Agreement enforceable. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

VII.13 Confidentiality; Public Disclosure. Except as otherwise required by law, stock exchange, listing agency or similar body, each of the Parties hereto hereby agrees that the information obtained pursuant to the negotiation and execution of this Agreement shall be treated as confidential and not be disclosed to third parties who are not agents of one of the Parties to this Agreement.

VII.14 Currency. The parties hereto agree that all monetary amounts set forth herein are referenced in United States dollars, unless otherwise stated.

VII.15 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

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VII.16 Counterparts. This Agreement may be executed in counterparts and by facsimile signatures or by email of scanned executed copies. In the event that any signature is delivered by facsimile transmission or by email of a scanned executed copy, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or scanned signature page were an original thereof. All such counterparts shall together constitute one and the same instrument.

VII.17 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding based on, in respect of or by reason of the transactions contemplated hereby.

Signature page follows.

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IN WITNESS WHEREOF, each of the Parties hereto has executed this Agreement as of the date first set forth above.

BUYER:

THE PULSE NETWORK, INC., a Massachusetts corporation

By:
	Name:	Stephen Saber
	Title:	Chief Executive Officer

PARENT:

THE PULSE NETWORK, INC., a Nevada corporation

By:
Name:
Title:

SELLER:

MIKEKOENIGS.COM, INC., a Minnesota corporation

By:
Name:
Title:

Securities Purchase Agreement

Signature Page

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EXHIBIT A

FORM OF PROMISSORY NOTE

$1,250,000.00	October 3, 2014

THE PULSE NETWORK, INC.

The Pulse Network, Inc., a Massachusetts corporation (the “Company”), for value received, promises to pay to the order of MikeKoenigs.com, Inc., or its registered assigns (“Holder”), the sum of One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00), together with interest accrued thereon at the rate of six percent (6.0%) per annum (compounded quarterly) on the unpaid principal balance thereof pursuant to this Promissory Note (this “Note”).

1. Maturity Date; Periodic Payments of Interest; Time of the Essence.

(a) Unless earlier paid as provided in this Note, all outstanding principal together with accrued but unpaid interest on this Note shall be due and payable on the earlier to occur of the following (the “Maturity Date”): (i) the date that is three (3) years after the date first set forth above or (ii) the date that any accelerated Earn-Out Payment (as defined in that certain Securities Purchase Agreement dated as of the date hereof between the Company, Holder and the Holder’s parent entity, The Pulse Network, Inc., a Nevada corporation (the “Purchase Agreement”)), becomes payable under Section I.2(d) of the Purchase Agreement.

(b) Accrued but unpaid interest on this Note shall be due and payable in arrears on a quarterly basis in cash, with the first installment being due and payable on November 30, 2014, and thereafter on the last business day of each February, May, August and November until the Maturity Date.

(c) It is agreed that time shall be of the essence with respect to all required payments of principal and interest under this Note.

2. Registered Owner. The Company may treat the person or persons whose name or names appear on this Note as the absolute owner or owners hereof for the purpose of receiving payment of, or on account of, the principal and interest due on this Note and for all other purposes.

3. Representations and Warranties of the Company.

(a) Due Incorporation, Qualification, etc. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; and (ii) has the power and authority to own, lease and operate its properties and carry on its business as now conducted.

(b) Authority. The execution, delivery and performance by the Company of this Note and the performance of the obligations contemplated hereby and thereby (i) are within the power of the Company and (ii) have been duly authorized by all necessary actions on the part of the Company.

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(c) Enforceability. This Note has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.

(d) Non-Contravention. The execution and delivery by the Company of this Note and the performance of the obligations contemplated hereby does not and will not (i) violate any law, statute, rule or regulation applicable to the Company; (ii) violate any provision of, or result in the breach or the acceleration of, or entitle any other person to accelerate (whether after the giving of notice or lapse of time or both), the Certificate of Incorporation or Bylaws of the Company or any contract, agreement or instrument to which the Company is a party or by which any of its properties may be bound, or any order, decree or judgment binding upon the Company or any of its properties; or (iii) result in the creation or imposition of any lien or encumbrance upon any property or asset of the Company (except as provided in that certain Pledge Agreement dated as of the date hereof between the Company and Holder (the “Pledge Agreement”).

(e) Approvals. No consent, approval, order or authorization of, or registration, declaration, qualification or filing with, any governmental authority or other person is required in connection with the execution and delivery of the Note and the performance of the obligations contemplated hereby.

4. Representations and Warranties of the Holder. The Holder of this Note, by acceptance of this Note, agrees and acknowledges that such Holder is acquiring the Note for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under federal and state securities laws. Such Holder is acquiring the Note hereunder in the ordinary course of its business. Such Holder presently does not have any agreement or understanding, directly or indirectly, with any person to distribute the Note.

5. Waivers and Acceleration. The Company hereby waives diligence, presentment, protest, demand of payment, notice of protest, dishonor and nonpayment, and waives the legal effect of Holder’s failure to give all notices not expressly provided for herein. All sums due under this Note shall, at the election of Holder, be immediately due and payable upon the happening of any one or more of the following events of default (each, an “Event of Default”): (a) the Company defaults in the performance of or compliance with any term of this Note (including, without limitation, the failure of the Company to pay to Holder in full any required payment of principal or interest at the time such payment becomes due under this Note); (b) the Company makes a general assignment for the benefit of creditors; (c) the Company applies for or consents to the appointment of a receiver of the whole or any substantial part of the Company’s assets; (d) the Company files a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or to take advantage of any insolvency law or an answer admitting material allegations of a petition filed against the Company in any bankruptcy, reorganization or insolvency proceedings; (e) an order, judgment, or decree is entered, without the application approval, or a consent of Company by any court of competent jurisdiction adjudging Company to be a bankrupt or approving a petition appointing a receiver, trustee, or liquidator of the whole or any substantial part of the assets of Company, and such order, judgment, or decree is not vacated or set aside or stayed within thirty (30) days from the date of its entry; or (f) the consummation of a Major Transaction (as defined in the Purchase Agreement). Notwithstanding the Pledge Agreement, this Note is full recourse against the Company, and the pledge of the collateral under the Pledge Agreement shall in no way limit the Company’s rights and remedies against the Company in case of the occurrence of any Event of Default.

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6. Usury. Notwithstanding any other provision of this Note to the contrary, all agreements between the Company and the Holder of this Note are expressly limited so that in no event or contingency shall the amount paid or agreed to be paid to the Holder of this Note for the use, forbearance or detention of the money to be advanced under this Note exceed the highest lawful rate permissible under applicable laws.

7. Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Note or the rights and duties of the parties in relation hereto, the prevailing party will be entitled, in addition to any other relief granted, to all reasonable costs and expenses incurred by any prevailing party, including, without limitation, all reasonable attorneys’ fees, if such fees, costs and expenses are awarded by a final, non-appealable judgment of a court of competent jurisdiction. This Note shall take effect as a sealed instrument and shall be construed, governed and enforced in accordance with the laws of the State of Delaware.

8. Transfer of Note. The Company may not transfer any of its obligations under this Note without the prior written consent of the Holder, and any purported transfer without such prior written consent will be void ab initio. This Note may be transferred by the Holder only upon surrender of the original Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Holder shall provide the Company with prompt notice of any transfer of this Note; provided, however, that failure to provide such notice shall not void the transfer. Thereupon, a new Note for like principal amount will be issued to, and registered in the name of, the transferee.

THE COMPANY:

THE PULSE NETWORK, INC., a Massachusetts corporation

By
	Name:	Stephen Saber
	Title:	Chief Executive Officer

Accepted and agreed:

MIKEKOENIGS.COM, INC., a Minnesota corporation

By:
Name:
Title:

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EXHIBIT B

FORM OF PLEDGE AGREEMENT

See attached.

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EXHIBIT C

FORM OF MEMBERSHIP INTEREST ASSIGNMENT

See attached.

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EXHIBIT D

FORM OF KOENIGS EMPLOYMENT AGREEMENT

See attached.

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